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                                                                    Exhibit 21.1



                         SUBSIDIARIES OF THE REGISTRANT



          NMT Investments Corp.
          NMT Heart Inc.
          Nitinol Medical Technologies, International, BV
          Nitinol Medical Technologies FSC, Inc.